EXHIBIT 99.1
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FOR IMMEDIATE RELEASE
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                    NETWORK-1 COMPLETES $5,000,000 FINANCING

NEW YORK, April 18, 2007--Network-1 Security Solutions, Inc. (OTC: NSSI:OB) today announced that it completed a $5 million private placement of its securities consisting of shares of common stock and common stock purchase warrants.

The private placement was led by Hound Partners, L.P., Graham Partners, L.P. and Aurelian Partners, L.P. Several other institutions and individuals, including existing Network-1 shareholders also purchased shares in the private placement. The proceeds of the private placement will be sufficient to cover the capital needs of Network-1 for the foreseeable future.

The Investors purchased 3,333,333 shares of Network-1 common stock at a purchase price of $1.50 per share. The Investors also received a five year warrant to purchase an aggregate of 1,666,667 shares of common stock at an exercise price of $2.00 per share.

Under the terms of the Securities Purchase Agreement, Network-1 is obligated to file a registration statement with the Securities and Exchange Commission no later than June 16, 2007, registering the common stock and the shares underlying the warrants purchased in the private placement.

ABOUT NETWORK-1 SECURITY SOLUTIONS, INC.

Network-1 Security Solutions, Inc. is engaged in the acquisition, development, licensing and protection of its intellectual property and proprietary technologies. It currently owns six patents covering various telecommunications and data networking technologies and is currently focusing its licensing efforts on its Remote Power Patent (U.S. Patent No. 6,218,930) covering the remote delivery of power over Ethernet networks. The Remote Power Patent was granted by the U.S. Office of Patents and Trademarks on April 17, 2001 and expires on March 7, 2020.

THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ADDRESS FUTURE EVENTS AND CONDITIONS CONCERNING THE COMPANY'S BUSINESS PLANS. SUCH STATEMENTS ARE SUBJECT TO A NUMBER OF RISK FACTORS AND UNCERTAINTIES AS DISCLOSED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 2006 INCLUDING, AMONG OTHERS, THE ABILITY OF NETWORK-1 TO OBTAIN LICENSE AGREEMENTS FROM THIRD PARTIES FOR ITS PATENT PORTFOLIO, UNCERTAINTY OF PATENT LITIGATION, THE COMPANY'S ABILITY TO ACHIEVE REVENUES AND PROFITS FROM ITS PATENT PORTFOLIO, THE COMPANY'S ABILITY TO RAISE CAPITAL WHEN NEEDED, FUTURE ECONOMIC CONDITIONS AND TECHNOLOGY CHANGES AND LEGISLATIVE, REGULATORY AND COMPETITIVE DEVELOPMENTS. EXCEPT AS OTHERWISE REQUIRED TO BE DISCLOSED IN PERIODIC REPORTS, THE COMPANY EXPRESSLY DISCLAIMS ANY FUTURE OBLIGATION OR UNDERTAKING TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENT CONTAINED HEREIN.

Contacts:

    Network-1 Security Solutions, Inc.
    Corey M. Horowitz, 212-829-5770
    Or
    Alliance Advisors, LLC
    Alan Sheinwald, 914-244-0062
    asheinwald@allianceadvisors.net
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